EXHIBIT 99.2

Note: Readers should refer to the audio replays, when available, on our website (www.smtc.com) for clarification and accuracy.

First Quarter 2019

Conference Call Prepared Remarks

Operator

Good morning, ladies and gentlemen, and welcome to the SMTC First Quarter 2019 Earnings Call. (Operator Instructions) As a reminder, this conference call will be recorded.

I would now like to introduce your host for today's conference, Mr. Blair McInnis, Vice President of Finance. You may begin.

Blair McInnis

Thank you. Before we begin the call, I'd like to remind everybody that the presentation will include statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. The company cautions that actual performance will be affected by a number of factors, many of which are beyond the company's control, and that future events and results may vary substantially from what the company currently foresees. Discussion of the various factors that may affect future results is contained in the company's annual report on Form 10-K, on form 10-Q, and subsequent reports on Form 8-K and other filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this call. And except as required by law, we do not intend to update this information. This conference call will also be available for audio replay in the Investor Relations section of SMTC's website at www.smtc.com.

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SMTC will be participating at the B. Riley FBR Annual Investor Conference on May 22nd in Los Angeles, and the 16th Annual Craig-Hallum Institutional Investor Conference on May 29th in Minneapolis. Information about these events have been posted on the Investor Relations section of our website.

I will now pass the call over to Eddie Smith, SMTC's President and Chief Executive Officer.

Edward J. Smith

Thank you, Blair, and good morning ladies and gentlemen, I'm Eddie Smith, SMTC's President and Chief Executive Officer. On this call with me today is Rich Fitzgerald, our Chief Operating Officer, and Steve Waszak, SMTC's Chief Financial Officer.

As the press release we issued yesterday indicates we got off to a strong start to 2019. Steve will discuss our financial results for the first quarter and provide our guidance for 2019. After Steve’s review of the numbers, I’ll come back and offer my thoughts on progress-made and priorities on our continuing journey to make SMTC into a company that delights our customers and delivers increasing shareholder value.

Steven M. Waszak

Thank you, Eddie. Good morning, everyone and thank you for taking time to join us, As Eddie mentioned, we will start the call with my review of the quarter’s financial results and then I’ll turn the call back over to Eddie for his comments. To frame my discussion on financial results, as with year-end results call, I will be referencing numbers for 2019, which includes SMTC + MC Assembly combined; also 2018 year-over-year which include “as previously reported” by SMTC which as a reminder include MC Assembly from acquisition date of November 9th 2018 and, finally, when you hear “pro-forma” this will include SMTC and MC Assembly assuming MC was part of SMTC in the first quarter of 2018. We hope to frame the dialogue in this way such that the comparatives are understandable.

Our revenue in the first quarter was $102.6 million, up $65.5 million or 177%, compared to $37.1 in the first quarter of 2018. On a proforma basis, assuming MC Assembly had been part of SMTC in the first quarter of 2018, revenue increased 45% from $70.7 million in the first quarter of 2018. Approximately $3.8 million of the revenues reported in the first quarter of 2019 was due to the impact of the revenue accounting standard ASC 606 compared to $1.7 million of the revenues in the same period in the prior year. During Q1 of 2019, we had one 10%+ customers in that period.

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Our gross profit for the first quarter was $8.6 million or 8.4% of revenues, compared to $3.9 million or 10.4% of revenues in the same quarter of 2018. The year-over-year decline in the GAAP gross margin percentages was primarily due higher labor charges in Q1 2019 and a $1.8 million non-cash expense for amortization of intangibles with the MC Assembly acquisition. In April we implemented steps which Eddie will discuss further in a few minutes to address higher labor costs, and we expect to see a rebound in our gross margin percentages as we progress through the year of 2019.

Above said, our Adjusted Gross Profit was $10.5 million or 10.2% of revenues, compared to $3.5 million or 9.5% of revenue for the same period last year.

Going below the gross profit line, selling, general & administrative expenses were $6.7 million in Q1 2019, or approximately 6.5% of revenues, compared to $3.5 million (or 9.5% of revenues) recorded in the same period of 2018. The year-over-year dollar increase was primarily to the result of the acquisition of MC Assembly.

Net Income in the first quarter of 2019 was $1.2 million and included a $624 thousand dollar restructuring charges and a $3.1 million non-cash gain from a reversal of a prior quarter’s accrual for a contingent consideration related to the MC Assembly acquisition. In comparison, the company reported a small $8 thousand net income in the same period a year ago

Adjusted EBITDA increased 494% to $5.5 million in the first quarter 2019, compared to $922 thousand dollars in the same period a year ago. The large increase in the first quarter adjusted EBITDA compared to the same period in the prior year was due growth from 177% increased revenue from both SMTC and MC Assembly customers.

Now before I return the call back to Eddie, I'd like to comment on the balance sheet and other key financial metrics. At the end of the first quarter, we had $1.6 million of cash, our cash-to-cash cycle remained strong at was 66 days and we generated $2.8 million in cash from operations in the first quarter of 2019.

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Net Debt at the end of the first quarter was $95.9 million, and includes debt incurred in November 2018 associated with financing of the MC Assembly acquisition of $50 million Term A and $12 million Term B, and $16.5 million of finance and operating lease obligations, of which $5.4 million included in the $16.5 million represents operating lease right-to-use liabilities associated with the adoption on January 1, 2019 of the new lease accounting standard (ASC 842 – Leases). In comparison, net debt at the end of 2018 was $92.3 million. Net debt, excluding our finance and operating lease obligations, was $ 79.4 million as of March 31, 2019, as compared to $80.8 million at the end of 2018.

During the first quarter we filed an 8kK noting we sought a waiver from Lenders associated with covenants on our senior debt. That said, higher than anticipated level of revenue, together with strong collection activities, in the first quarter of 2019 eliminated the need for a Senior Debt Leverage Covenant waiver that we secured during the quarter.

We generated $2.8 million cash from operations in the first quarter of 2019. Most importantly, our cash-to-cash cycle was 66 days, compared to 67 days in the prior quarter, with DSO at approximately 58 days and DPO at approximately 73 days. Inventory turnover on annualized basis was 4.5 times for the first quarter of 2019. Finally, cash uses associated with identified costs to implement our acquisition synergies should be cleared by end of Q2 reducing cash needed in 2H of year to devote to merger and other integration activities.

As Eddie will highlight, we are very focused on improving our efficiencies, particularly at our newly acquired MC Assembly facilities, as well as re-shaping our balance sheet to provide flexibility and added growth capacity. We are currently evaluating a number of alternatives, which Eddie will outline in his comments, and we will provide an update at the appropriate time.

While we do not plan to provide quarterly guidance, we believe sharing our expectations for the full year provides increased insights to possible results for the combined SMTC-MC company as integration activities complete and further efficiencies are realized during 2019. We are off to a strong start and see a great funnel of business opportunities ahead for us.

For the full year, we currently forecast revenues to range between $393 million to $408 million, up 85% at the midpoint of the guidance from $216 million SMTC reported in 2018. If we compare the midpoint of $345 million, which assumes MC Assembly had been part of SMTC for the full year during 2018, our guidance for the top line growth represents a 16% year-over-year improvement.

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As we implement operational efficiencies that I briefly mentioned, and Eddie will discuss in more detail, we expect an improvement in our adjusted EBITDA from the $10.2 million in 2018 to between $27 million and $29 million in 2019, continuing our expansion of adjusted EBITDA to approximately 7.0% of revenues at the midpoint of our guidance for full year in 2019, and a level we believe which would position SMTC in the top-quartile of operating performance relative to our peers in the EMS market.

Now let me hand the call back to Eddie and provide some additional comments before we open for questions. Thank you.

Edward J. Smith

Thank you, Steve.

As the numbers that Steve presented indicate, we continue to make solid progress in building a stronger SMTC. I’ll now add some color on the progress-made in the first quarter and my priorities for 2019 in our journey of transforming SMTC into that stronger company.

First, we are experiencing continued robust top line growth which has been accelerated by our acquisition in November last year of MC Assembly. Within the end-market of our customers, our industrial, power and clean tech, retail and payment systems, and test and measurement customer sectors all contributed to the strong growth in revenue in the first quarter, while semiconductors showed a decline consistent with global trends for 1H 2019, and defense and aerospace experienced strong bid and quote activities although longer sales-cycles to realize awards and associated revenues. The slow start to the semiconductor sector was not surprising as many in the industry likely double-booked semi orders last year when there was a supply constrained environment. We expect our defense and aerospace business to pick up later this year as we were awarded new business in that sector from both existing and new customers. We have posted a slide deck on the Investor Relations section of our website that provides the specific revenue contributions from our various market sectors.

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With the strong start to 2019, we are anticipating another year of double-digit revenue growth. I am pleased to report that our growth is being driven by increased business and several new programs at existing customers plus the addition of new customers. In the first quarter we were awarded seven new programs from existing customers; and we also saw growth from these customers in their existing programs. As important, we added three new customers in Q1 to our growing customer roster.

Second, we continued to make progress with our integration of MC Assembly and through April have recognized a significant portion of the synergies we expected from the November 2018 acquisition. As Steve alluded, our Q1 results were negatively impacted by labor inefficiencies, primarily at our Zacatecas Mexico facility. We have taken steps in Q2 to address this situation, including a realignment of our workforce and strengthening on-site leadership. A key element of our integration plans involves empowering local site managers to make decisions and focus on programs to improve plant efficiencies.

We expect to complete our integration activities by the end of Q2 and have identified additional operational efficiency opportunities that we believe will lead us to exceed our original synergy goals as announced from the acquisition. To-date our actions should result in over $5 million of annualized cost savings synergies from purchasing and operational advantages and corporate and shared services redundancies. We remain focused on identifying and implementing additional efficiencies, across all 6 SMTC’s manufacturing sites, in its pursuit of achieving best-in-class operating and financial metrics among its EMS peers.

Third, we saw a loosening up of the supply chain during the first quarter which our supply-chain team is positioned to leverage.. Based on our current forecasts we expect our inventory turns to increase allowing us to support pursuit of increased business development in the second half of 2019 as new programs enter their start-up phases.

Which brings me to the fourth and final point I would like to emphasize on today’s call, namely our focus on strengthening our balance sheet and further reduce our cash-to-cash days. In addition to being focused in the second half of the year on increasing our inventory turns and other operational efficiency opportunities, we are also evaluating alternatives to reshaping and deleverage our balance sheet. To finance our acquisition of MC Assembly we entered into two senior term loans totaling $62 million and a $45 Asset Based Line of Credit. During Q1, we reduced our Senior Debt-leverage, on a trailing 12-month EBITDA basis assuming projected annualized synergy savings, to 3.33 times from approximately 4.0 times in Q4 2018 at time of acquisition of MC Assembly. While we have not made any definitive decisions, we are currently examining alternatives that could reduce the cost of debt and provide more flexibility and added growth capacity. Our Increasing market value in 2018, and start of 2019, provided an opportunity to step-in to additional equity shelf-filing structures. My strategy, and a priority focus, is to address the high cost $12 million of outstanding Term B debt, put in-place with acquisition of MC Assembly.

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To summarize, after operational efficiencies implemented in April that I mentioned relating to our integration of MC Assembly, we believe we have significantly enhanced our capabilities with the acquisition, in particular within our aerospace and defense capabilities, to even better serve our growing base of customers and as the steps we implemented year-to-date kick in, we believe to see accelerating profitability in the second half of the year of 2019.

As I look ahead, we are committed to deleveraging our balance sheet, achieving industry-leading performance metrics, growing our business to become the Tier 3 EMS market segment leader, making our company an even stronger company that delights our customers with superior service, taking care of our employees, and rewarding our stockholders with enhanced shareholder value.

With that, Steve, Rich Fitzgerald, our Chief Operating Officer, and I will take questions from those on the call today.

Q&A

Eddie Smith

Thank you, operator.

In closing, I want to thank our employees, leadership team, business partners, distributors and our investors for their support and look forward to reporting our progress to our various stakeholders over the next several quarters. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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